EXHIBIT 99.1

Charge Savvy, LLC and Subsidiary

Consolidated Financial Statements

As of and for the years ended December 31, 2020 and December 31, 2019 with Independent Auditors’ Report

Independent Auditors’ Report

To the Members of

Charge Savvy, LLC

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Charge Savvy, LLC and Subsidiary (the "Company"), which comprise the consolidated balance sheets as of December 31, 2020 and December 31, 2019, and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and December 31, 2019, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

We have served as the Company’s auditor since 2021.

Lakewood, CO

September 28, 2021

Charge Savvy, LLC and Subsidiary

Consolidated Balance Sheets

December 31,	2020	2019

ASSETS

Current Assets:
Cash	$50,256	$81,462
Accounts receivables, net of allowance for bad debt of $5,084,868 and $0 at December 31, 2020 and 2019, respectively	9,298,202	350,234
Inventories, net	131,412	192,482
Prepaid expenses and other current assets	63,572	23,861
Loan receivable from shareholder	1,110,000	-
Due from related party - Charge Savvy Real Estate LLC	763,393	548,686
Total current assets	11,416,835	1,196,725

Non-Current Assets:
Property and equipment, net	153,006	170,566
Deposit - Gateway reserve, net of allowance for reserve of $450,000 and $0 at December 31, 2020 and 2019, respectively	750,977	326
Total non-current assets	903,983	170,892

Total assets	$12,320,818	$1,367,617

LIABILITIES AND MEMBERS’ EQUITY

Current Liabilities:
Accounts payable	$1,688,253	$538,767
Accrued expenses	2,512,574	263,229
Merchant payable reserve	1,200,000	-
Loan payables to others	-	262,504
Loan payables to members	-	1,418,652
Current portion of loan payable, payroll protection program (PPP)	106,665	-
Current portion of loan payable, emergency injury disaster loan (EIDL)	3,448	-

Total current liabilities	5,510,940	2,483,152
Loan payable, payroll protection program (PPP), less current portion	21,333	-
Loan payable, emergency injury disaster loan (EIDL), less current portion	146,552	-

Total liabilities	5,678,825	2,483,152

Commitments and contingencies
Members' equity (deficit)	6,641,993	(1,115,535)

Total liabilities and members' equity	$12,320,818	$1,367,617

See accompanying notes to consolidated financial statements.

Charge Savvy, LLC and Subsidiary

Consolidated Statements of Operations

Years Ended December 31,	2020	2019

Net revenue	$43,485,295	$3,697,234

Cost of revenue	27,403,121	1,452,581

Gross profit	16,082,174	2,244,653

Operating expenses	7,573,553	2,392,392

Income (loss) from operations	8,508,621	(147,739)

Other income (expense):
Interest expense	(162,259)	(233,231)
Economy injury disaster loan (EIDL) grant income	10,000	-
Interest income	25,666	44
Total other income (expense), net	(126,593)	(233,187)

Net income (loss)	$8,382,028	$(380,926)

See accompanying notes to consolidated financial statements.

Charge Savvy, LLC and Subsidiary

Consolidated Statements of Members’ Equity

Total Members'
(Deficit) Equity

Balance at December 31, 2018	(734,609)

Net loss	(380,926)

Balance at December 31, 2019	(1,115,535)

Distribution	(624,500)

Net income	8,382,028

Balance at December 31, 2020	$6,641,993

See accompanying notes to consolidated financial statements.

Charge Savvy, LLC and Subsidiary

Consolidated Statements of Cash Flows

Years Ended December 31,	2020	2019

Cash flows from operating activities:
Net income (loss)	$8,382,028	$(380,926)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation - property and equipment	21,332	19,961
Changes in assets and liabilities:
Accounts receivables	(8,947,968)	(198,765)
Inventories	61,070	(124,900)
Prepaid and other current assets	(39,711)	(14,373)
Deposits - Gateway reserve	(750,651)	(326)
Accounts payable	1,149,486	442,384
Accrued expenses	2,249,345	200,793
Merchant payable reserve	1,200,000	-
Net cash provided by (used in) operating activities	3,324,931	(56,152)

Cash flows from investing activities:
Due from related party	(214,707)	44,658
Purchases of property and equipment	(3,772)	(32,920)
Net cash used in investing activities	(218,479)	11,738

Cash flows from financing activities:
Proceeds from loans from others	-	64,770
Repayments of loans from others	(370,491)	-
Proceeds from loans from members	-	60,665
Repayments of loans from members	(1,310,665)	-
Loan provided to shareholder	(1,110,000)	-
Proceeds from loans - PPP and EIDL	277,998	-
Member distribution	(624,500)	-
Net cash used in financing activities	(3,137,658)	125,435

Net increase (decrease) in cash	(31,206)	81,021

Cash – beginning of year	81,462	441

Cash – end of year	$50,256	$81,462

	-	-
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$177,842	$217,648

See accompanying notes to consolidated financial statements.

Charge Savvy, LLC and Subsidiary

Notes to Consolidated Financial Statements

1.	PRESENTATION AND NATURE OF OPERATIONS

Charge Savvy, LLC is located in South Chicago Heights, Illinois and is part of the Information Technology Services Industry and offers a full-feature, hospitality-oriented point-of-sale (“POS”) and credit card processing system as well as payment facilitation services. Revenue is earned through credit card processing, equipment sales, and licensing fees. The company’s POS system is cloud based in order to capture client information, can process same day deposits including tips, commissions and 1099 payments, along with payroll capabilities.

Some features that are offered are digitalized information, pre-authorization, marketing, payment card industry (“ PCI”) & Europay, MasterCard and Visa (“EMV”) Compliant (accepts chip cards), tableside checkout, and inventory analytics.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) as promulgated in the United States of America.

The consolidated financial statements include the accounts of Charge Savvy, LLC, and its majority owned subsidiary, Charge Savvy Web LLC. Any minority interest was not material for the years ended December 31, 2020 and 2019.

Charge Savvy Web LLC was formed for the purpose of developing a Charge Savvy web-based technology and had no other activities. As the development had not resulted in the fruition of the technology, Charge Savvy Web subsequently dissolved in 2021.

All intercompany accounts, transactions, and profits have been eliminated upon consolidation.

Charge Savvy LLC and Charge Savvy Web LLC are referred as the “Company”.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires the Company to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and the accompanying notes. Such estimates include merchant payable reserve, provisions for doubtful accounts, accrued liabilities, and long-lived assets. These estimates generally involve complex issues and require management to make judgments, involve analysis of historical and future trends that can require extended periods of time to resolve, and are subject to change from period to period. In all cases, actual results could differ materially from estimates.

Charge Savvy, LLC and Subsidiary

Notes to Consolidated Financial Statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition, Sales Returns and Allowances

The Company evaluates revenue recognition based on the criteria set forth in FASB Accounting Standards Codification (“ASC”) 605, Revenue Recognition and ASC 985-605, Software: Revenue Recognition.

The Company has a proprietary iPad-based point-of-sale and credit card processing software technology. ChargeSavvy also has multiple merchant processing partnerships with various processors as both an Independent Sales Organization (“ISO”) and Payment Facilitator (“Payfac”). In the world of merchant services, the acronym ISO stands for Independent Sales Organization, a third-party payment processing company that handles merchant accounts for a bank, payment processor, or large financial institution. A payment facilitator is a company that allows their customers to accept electronic payments using the payment facilitator’s infrastructure.

The Company generates multiple types of revenue from its iPad system customers, including monthly licensing fees, revenue from equipment sales and installation/training, data service fees for cellular-based equipment, and residuals from credit card processing. Charge Savvy’s merchant processing role for iPad system customers is that of an ISO. Charge Savvy earns processing fees based on volume and transaction counts, and also from pass through third-party services in its role as Payment Facilitator. Most Payment Facilitator customers are e-commerce based customers.

When consumers use credit/debit cards to pay for transactions with merchants who use the iPad system, Charge Savvy’s processing partner processes the transaction and remits to the Company a % of the transaction. These funds are remitted to the Company towards the end of the month following the month the transaction occurred. The exact date of remittance depends upon the contract terms between the Company and the processing partner as well as the partner’s internal processes. Equipment sales are recorded when inventory is shipped to customers. In the event a customer pre-pays for equipment, that deposit is recorded as Prepaid Equip Sales – a Current Liability. When a customer alleges equipment is faulty, Charge Savvy will replace that equipment free of charge (but customers are required to pay if, upon return and inspection, it is determined that the customer is at fault for the damage). Because customers need to have functioning equipment to process transactions (several customers have a limited number of terminals), the Company will ship the equipment to the customers in advance of receiving the allegedly faulty equipment returned. Revenue (and a corresponding receivable) is recognized again when the items are shipped. These “replacement receivables” are ideally not to be “collected” in cash, but to be offset by customer credits issued upon the return of faulty equipment that can be returned to the supplier for a credit.

Total equipment sales for the years ended December 31, 2020 and 2019 was not material.

With respect to Charge Savvy’s payment facilitation services, the transaction starts with a consumer using his or her debit or credit card to make a purchase at one of our sub merchants. The Company earns fees from these transactions based on terms we have agreed upon with the sub-merchants. These fees are generally based on the volume, type of volume, and number of particular types of transactions; there are also third-party processing services utilized that are billed to the sub merchants. These transactions are processed by the Company’s payfac processing partner WorldPay. Sub merchant processing activity is batched daily, and funding instructions are issued by us electronically through a middleware software supplier that directs the deposit of funds to us and the sub merchants. These deposits to Charge Savvy include certain of the Company’s fees as well as reimbursements for chargebacks paid on behalf of the sub merchants. The funds that are processed for the sub merchants are not held in a Charge Savvy account, but in an “FBO” (for benefit of) account in the name of the processor, in this case WorldPay. Charge Savvy does not record the total of such funds on the balance sheet, as the funds are generally cleared and deposited daily as well. In the case of any delay in funding, revenues owed are accrued and recorded in the name of the party whom payment is expected to come from (either WorldPay or the individual sub merchant).

Charge Savvy, LLC and Subsidiary

Notes to Consolidated Financial Statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Process

The Company’s revenue cycle is as follows:

Sub-process	Description
Setup, Build, and Implementation (“SBI”)

Most ISO customers are brick-and-mortar hospitality merchants who purchase a physical point-of-sale and credit card processing system from us. The Company invoices the customer for this equipment and generally receives its first payment prior to the equipment being shipped. We also charge an “SBI Fee” based on the amount of on-site training that will be required. The Company provides various discount incentives to customers. Some customers are provided a “3-payment” option (first payment upon agreement to an equipment Estimate; second payment upon completion of installation and training; final payment thirty days following the second payment). The Company assembles and tests the system purchased by the customer and an installer/trainer either brings the equipment to the customer, or the equipment is shipped to the customer in advance. The installer/trainer installs our point-of-sale system and trains the customer’s staff how to operate it. Revenue is recognized upon the entry of an invoice into the accounting software which occurs at the point of shipment. Any payment received in advance is recorded in “Prepaid Equip Sales” – a Current Liability.

The “SBI” process does not apply to the Payfac, as it is mostly e-commerce. Payfac submerchants process directly through an electronic gateway with the processing partner, and do not utilize our physical point-of-sale system.

Customer Payment Processing and Settlement

When ISO customers/merchants process credit card transactions with their customers, the transaction is processed by one of several processing partners. The Company earns a percentage of the credit card processing volume. Receipt of the revenue into the Company’s bank account generally occurs monthly, towards the end of the month following the month of processing. For example, January’s residual income is deposited towards the end of February.

When Payfac sub merchants process credit card transactions with their customers, the transaction is processed by a processing partner – WorldPay – and funds are settled to an FBO account held by the processing partner. Deposit of money to Charge Savvy occurs daily from the FBO account, or if a deposit is not received, fees owed are accrued.

Charge Savvy, LLC and Subsidiary

Notes to Consolidated Financial Statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Process (continued)

Reserves

Reserves are not applicable to ISO customers. For payfac customers, a reserve is set-aside in the FBO account and held back from being funded to the merchant by WorldPay based on the Company’s determination of the sub merchant’s risk profile. The purpose of the reserve is to provided insurance against chargebacks and to make sure that there is sufficient funds to cover those chargebacks.

Chargebacks and Adjustments

Chargebacks are not handled by the Company for ISO customers. For payfac customers, chargebacks are deducted from Charge Savvy’s bank account, then funding instructions are issued to pull this money from sub merchants by either reducing the processing proceeds deposited to the sub merchant or, if the deposits is insufficient to cover all chargebacks, initiating an ACH from the sub merchant’s bank account. The Company uses its third-party middleware software provider to process the raw chargeback data provided by WorldPay and issue funding instructions to WorldPay directing the deposit of funds.

A chargeback is when customers of sub merchants provide a dispute with customers’ bank. Then WorldPay will provide chargeback data to Charge Savvy, then the Company will chargeback to the sub merchants against their daily deposit or by initiating an ACH pull.

Processing Fees – Revenue

Processing fees are automatically deducted against the funds deposited to the sub merchants and deposited to Charge Savvy’s account daily. Some processing fees are deducted from the daily deposit received by Charge Savvy. In the event daily funding is not received, fee revenue owed to Charge Savvy is accrued.

Charge Savvy generates revenue from fees charged to its merchants at the time of transactions and fees related to third party processing related services.

Fines and Penalty Revenue

Under the sub merchant agreements between Charge Savvy and its sub merchants, ChargeSavvy has the rights to charge merchants fines and penalties. These fines and penalties result from various chargeback activity and adjustments provided by Processors or Acquirers including additional fees imposed by ChargeSavvy as specified in the agreements.

The Company records accounts receivables and revenues (Merchant’s Fines) and an allowance for collections is recorded as a reserve based on best estimate.

The Company recognizes revenue when 1) it is realized or realizable and earned, 2) there is persuasive evidence of an arrangement, 3) delivery and performance has occurred, 4) there is a fixed or determinable sales price, and 5) collection is reasonably assured.

Charge Savvy, LLC and Subsidiary

Notes to Consolidated Financial Statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Process (continued)

The Company generates revenue from payment processing services, licensing fees and equipment sales as follows:

Revenue Area	Description	Revenue Recognition
Payment Processing Fee Revenue	Processing fees charged to merchants and submerchants.

For ISO revenue, recognized on the last day of the month earned. For payfac revenue, recognized when credit, debit, gift, or other types of payment processing is transacted by submerchant or the transaction giving rise to the fee occurs.

Chargeback Revenue	Transaction fee charged to payfac submerchants on chargeback transactions.	Recognized at the time chargebacks are received from processing partners.
Submerchant Fine Revenue

Under the Submerchant agreements between Charge Savvy and its submerchants, ChargeSavvy has the rights to charge merchants fines and penalties. These fines and penalties result from various chargeback activity and adjustments provided by Processors or Acquirers including additional fees imposed by ChargeSavvy as specified in the agreements.

Recognized when such fines, penalties, or chargebacks are identified, able to calculated, and collection is assured.
Licensing Revenue	Relates to license fees to use technology provided by the Company.	License revenue is paid in advance and is recorded as income when received.
Equipment	Relates to point-of-sale and payment processing equipment.	Equipment revenue is generated from the sale of POS products, which is recognized when goods are shipped
Others	Various smaller items	When earned and collection is assured, etc.

Cost of Sales

Cost of sales includes equipment cost of goods sold, supplies and materials, shipping and postage, merchant fees, payment and equipment testing, ISO commissions, tech services, and transaction processing fees, and directly related to revenue.

Advertising Costs

The Company expenses advertising costs as incurred. For the years ended December 31, 2020 and 2019, advertising expense totaled $20,855 and $17,695, respectively.

Charge Savvy, LLC and Subsidiary

Notes to Consolidated Financial Statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounts Receivables

Accounts receivables consist of accounts arising in the normal course of business. Accounts receivables are carried at original invoice amount less a reserve made for doubtful receivables based on a review of all outstanding amounts on a periodic basis. The Company determines the allowance for bad debt by evaluating customer creditworthiness; historical experience; age of current accounts receivable balances; and changes in financial condition or payment terms of our customers. The provision for doubtful accounts is recorded as a charge to general and administrative expense when a potential loss is identified. Losses are written off against the allowance when the receivable is determined to be uncollectible. Significant management judgment is required to estimate our allowance for doubtful accounts in any accounting period. The amount and timing of our bad debt expense and cash collection could change significantly as a result of a change in any of the evaluation factors mentioned above. The amount of the bad debt attributable to the Company was $5,084,868 and $0 million as of December 31, 2020 and 2019, respectively.

Inventory

Inventories primarily consist of finished goods and are stated at the lower of cost or market, with cost determined using an average cost method. The Company assesses for potentially excess and obsolete inventories each reporting period and provides for inventory adjustments as deemed necessary.

Property and Equipment, Net

Property and equipment, net, are stated at cost. Depreciation is calculated using the straight-line method over the following useful lives:

Asset Type	Useful Life

Furniture and Fixtures	5 years
Computer Equipment	5 years
Machinery and Equipment	5 years
Vehicles	5 years
Leasehold Improvements	15 years

When assets are retired or disposed of, the cost and accumulated depreciation thereon are removed, and any resulting gains or losses are included in the consolidated statements of operations. Leasehold improvements are amortized using the straight-line method over the estimated life of the asset, not to exceed the length of the lease. Repair and maintenance costs are expensed as incurred.

Charge Savvy, LLC and Subsidiary

Notes to Consolidated Financial Statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Deferred Revenue

Deferred revenue generally includes the proceeds from sales of the Point-of-Sale credit card terminals that the Customer uses to process payments. The Company invoices the customer for this equipment and generally receives its first payment prior to the equipment being shipped. Some customers are provided a “3-payment” option (first payment upon agreement to an equipment Estimate; second payment upon completion of installation and training; final payment thirty days following the second payment). The Company assembles and tests the system purchased by the customer and an installer/trainer either brings the equipment to the customer, or the equipment is shipped to the customer in advance. The installer/trainer installs our point-of-sale system and trains the customer’s staff how to operate it. Revenue is recognized upon the entry of an invoice into the accounting software which occurs at the point of shipment. Any payment received in advance is recorded in “Prepaid Equip Sales” – a Current Liability.

Income Taxes

The Company follows ASC 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates, applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company, with the consent of its members. has elected the limited liability company to be taxed as a partnership under the provisions of the federal and state tax codes. Under federal laws, each member is taxed on their proportionate share of the Company’s taxable income on their respective individual income tax returns. Accordingly, no provision for federal income taxes has been made in the accompanying financial statements. For Illinois purposes, state income tax is assessed at based on the revenue of the Company. The income tax for Illinois was not material for the year ended December 31, 2020 and 2019.

Fair Value Measurements

The Company follows FASB ASC Topic 820, Fair Value Measurements. ASC 820 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.

ASC 820 establishes a hierarchy of valuation inputs based on the extent to which the inputs are observable in the marketplace. Observable inputs reflect market data obtained from sources independent of the reporting entity and unobservable inputs reflect the entity’s own assumptions about how market participants would value an asset or liability based on the best information available. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value.

The following describes the hierarchy of inputs used to measure fair value and the primary valuation methodologies used by the Company for financial instruments measured at fair value on a recurring basis.

Charge Savvy, LLC and Subsidiary

Notes to Consolidated Financial Statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value Measurements (continued)

The three levels of inputs are as follows:

●	Level 1: Quoted prices in active markets for identical assets or liabilities that the Company has an ability to access as of the measurement date.
●

Level 2:  Inputs that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the same term of the assets or liabilities.

●	Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Our financial instruments include cash and cash equivalents, restricted cash, short-term financial instruments, short-term loans, accounts receivable, investments, accounts payables and debt. The carrying values of these financial instruments approximate their fair value due to their short maturities.  The carrying amount of our debt approximates fair value because the interest rates on these instruments approximate the interest rate on debt with similar terms available to us. The financial statements do not include any financial instruments at fair value on a recurring or non-recurring basis.

Impairment of Long-lived Assets

The Company’s long-lived assets (consisting of property and equipment) are reviewed for impairment in accordance with the guidance of the FASB ASC 360, Property, Plant, and Equipment and FASB ASC 205 Presentation of Financial Statements. The Company tests for impairment losses on long-lived assets used in operations whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.  Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset.  If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value.  Impairment evaluations involve management’s estimates on asset useful lives and future cash flows.

Actual useful lives and cash flows could be different from those estimated by management which could have a material effect on our reporting results and financial positions.  Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. The Company had not experienced impairment losses on its long-lived assets and intangible assets during any of the periods presented.

The Company’s management currently believes there is no impairment of its long-lived assets. There can be no assurance, however, that market conditions will not change or demand for the Company’s products under development will continue. Either of these could result in future impairment of long-lived assets.

Concentration of Credit Risk and Significant Customers

The Company maintain cash balances at several major financial institutions. While we attempt to limit credit exposure with any single institution, balances often exceed insurable amounts. The Company did not have any excess cash not insured by the Federal Deposit Insurance Corporation (the “FDIC”).

Charge Savvy, LLC and Subsidiary

Notes to Consolidated Financial Statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentration of Credit Risk and Significant Customers (continued)

The Company extends credit to various members. Collection of trade receivables may be affected by changes in economic or other industry conditions and may, accordingly, impact our overall credit risk. The Company performs ongoing credit evaluations of customers and maintains reserves for potential credit losses.

Impact of Recently Issued Accounting Standards

In February 2016, the FASB issued ASU 2016-02, Leases (ASC Topic 842), a comprehensive new lease recognition standard which will supersede previous existing lease recognition guidance. Under the standard, lessees will need to recognize a right-of use asset and a lease liability for leases with terms of greater than twelve months. The liability will be equal to the present value of lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. For income statement purposes, leases will be required to be classified as either operating or finance. Operating leases will result in straight-line expense (similar to current operating leases) while finance leases will result in a front-loaded expense pattern (similar to current capital leases). The standard is effective for fiscal periods beginning after December 15, 2022. The Company’s management is currently evaluating the impact of the adoption of this standard on the financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326). The new accounting standard affects all entities that hold financial assets and net investment in leases that are not accounted for at fair value through net income. The ASU is intended to provide users of financial statements with additional decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit. Application of this statement is effective for the fiscal year beginning after December 15, 2021. The Company is currently evaluating the impact this pronouncement will have on its financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) - Simplifying the Accounting for Income Taxes, which removes certain exceptions, such as the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year and simplifies the accounting for income taxes in areas such as franchise tax (or similar tax) that is partially based on income. The new standard is effective for annual and interim periods beginning after December 15, 2021. The Company does not believe this ASU will have a material impact on our financial statements.

Other recently issued accounting standards are not expected to have a material effect on the Company's financial statements.

Charge Savvy, LLC and Subsidiary

Notes to Consolidated Financial Statements

3.	PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

December 31,	2020	2019

Furniture and fixtures	1,732	1,732
Computer equipment	12,576	8,804
Machinery and equipment	1,090	1,090
Vehicles	48,443	48,443
Leasehold improvements	133,891	133,891

Total property and equipment	197,732	193,959
Accumulated depreciation	(44,726)	(23,393)

Property and equipment, net	153,006	170,566

Depreciation expense on property and equipment amounted to approximately $21,333 and $19,960 for the years ended December 31, 2020 and 2019, respectively.

4.	DEPOSIT, NET

Deposits consisted mostly of a deposit with WorldPay as insurance for chargebacks. As of December 31, 2020 and 2019, the deposit to World Pay was $1,200,000 and $0, respectively. The Company has subsequently received $750,000 of its $1,2000,000 deposit in 2021. As a result, the Company has taken a Gateway reserve of $450,000 and $0 as of December 31, 2020 and 2019, respectively.

5.	MERCHANT PAYABLE RESERVE

For payfac customers, a reserve is set-aside in the FBO account and held back from being funded to the merchant by WorldPay based on the Company’s determination of the sub merchant’s risk profile.

The Company’s merchant customers have the legal obligation to refund any charges properly reversed by the cardholder. However, in the event the Company is not able to collect the refunded amounts from the merchants, the Company may be liable for the reversed charges. In the event, however, that the Company is not able to collect such amounts from the merchants due to merchant fraud, insolvency, bankruptcy or another reason, the Company may be liable for any such reversed charges. The merchant payable reserve account was $1,200,000 and $0 as of December 31, 2020 and 2019, respectively

Charge Savvy, LLC and Subsidiary

Notes to Consolidated Financial Statements

6.	LOAN PAYABLES TO MEMBERS

Loan payable to members consist of the following:

December 31,	2020	2019

March 2018 - Loan payable to Sky Financial with annual interest at 1.95% payable annually. Outstanding balance due on March 21, 2025.	$-	$318,652

August 2018 - Loan payable to Higherground with annual interest at 1.25% total outstanding balance due on August 29, 2020.	-	1,100,000

Total	$-	$1,418,652

As of December 31, 2020, loan payable to members were paid off.

7.	LOAN PAYABLES TO OTHERS

Loan payable to others consist of the following:

December 31,	2020	2019

March 2018 - Loan payable to Sky Financial with annual interest at 1.95% payable annually. Outstanding balance due on March 21, 2025.	$-	$202,119

April 2018 - Loan payable to Donald Esler with annual interest at 21.99%	-	31,440

September 2018: Loan payable to Ford with annual interest at 7.99%. Monthly payments of principal of $190 and interest on outstanding balance .	-	10,036

February 2019: Loan payable to Ford with annual interest at 11.04%. Monthly payments of principal of $220 and interest on outstanding balance.	-	18,909

Total	$-	$262,504

Charge Savvy, LLC and Subsidiary

Notes to Consolidated Financial Statements

8.	LOAN PAYABLE, PAYROLL PROTECTION LOAN PROGRAM (PPP)

December 31,	2020	2019

April 8, 2020 ($127,998 PPP)	$127,998	$-
Less - current portion	(106,665)	-

Total loan payable, payroll protection program (PPP), less current portion	$21,333	$-

The following table provides future minimum payments as of December 31, 2020:

Years ending,	Amount
2021	$106,665
2022	21,333

Total	$127,998

The Paycheck Protection Program Loan (the “PPP Loan”) is administered by the U.S. Small Business Administration (the “SBA”). The interest rate of the loan is 0.98% per annum and accrues on the unpaid principal balance computed on the basis of the actual number of days elapsed in a year of 360 days. Commencing six months after the effective date of the PPP Loan, the Company is required to pay the Lender equal monthly payments of principal and interest as required to fully amortize any unforgiven principal balance of the loan by the two-year anniversary of the effective date of the PPP Loan (the “Maturity Date”). The PPP Loan contains customary events of default relating to, among other things, payment defaults, making materially false or misleading representations to the SBA or the Lender, or breaching the terms of the PPP Loan. The occurrence of an event of default may result in the repayment of all amounts outstanding under the PPP Loan, collection of all amounts owing from the Company, or filing suit and obtaining judgment against the Company. Under the terms of the CARES Act, PPP loan recipients can apply for and be granted forgiveness for all or a portion of the loan granted under the PPP. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds for payment of payroll costs and any payments of mortgage interest, rent, and utilities. Recent modifications to the PPP by the U.S. Treasury and Congress have extended the time period for loan forgiveness beyond the original eight-week period, making it possible for the Company to apply for forgiveness of its PPP loan.

Charge Savvy, LLC and Subsidiary

Notes to Consolidated Financial Statements

9.	LOAN PAYABLE, EMERGENCY INJURY DISASTER LOAN (EIDL)

December 31,	2020	2019

May 8, 2020 ($150,000 EIDL )	$150,000	$-
Less - current portion	(3,448)	-

Total loan payable, emergency injury disaster loan (EIDL), less current portion	$146,552	$-

The following table provides future minimum payments as of December 31, 2020:

For the years ended	Amount
2021	$3,448
2022	5,172
2023	5,172
2024	5,172
2025	5,172
Thereafter	125,862

Total	$150,000

May 8, 2020 – $150,000

On May 8, 2020, the Company executed the standard loan documents required for securing a loan (the “EIDL Loan”) from the SBA under its Economic Injury Disaster Loan (“EIDL”) assistance program in light of the impact of the COVID-19 pandemic on the TNB’s business. As of December 31, 2020, the loan payable, Emergency Injury Disaster Loan noted above is not in default.

Pursuant to that certain Loan Authorization and Agreement (the “SBA Loan Agreement”), the Company borrowed an aggregate principal amount of the EIDL Loan of $150,000, with proceeds to be used for working capital purposes. Interest accrues at the rate of 3.75% per annum and will accrue only on funds actually advanced from the date of each advance. Installment payments, including principal and interest, are due monthly beginning May 8, 2021 (twelve months from the date of the SBA Loan) in the amount of $731. The balance of principal and interest is payable thirty years from the date of the SBA Loan. In connection therewith, the Company also received a $10,000 grant, which does not have to be repaid. During the year ended December 31, 2020, $10,000 was recorded in Economy injury disaster loan (EIDL) grant income in the Statements of Operations.

In connection therewith, the Company executed (i) a loan for the benefit of the SBA (the “SBA Loan”), which contains customary events of default and (ii) a Security Agreement, granting the SBA a security interest in all tangible and intangible personal property of the Company, which also contains customary events of default (the “SBA Security Agreement”)

Charge Savvy, LLC and Subsidiary

Notes to Consolidated Financial Statements

10.	RELATED PARTY TRANSACTIONS

The Company had the following related party transactions:

●

Loan Receivable from Shareholder (August 13, 2020 - $ 1,110,000) – On August 13, 2020, a shareholder borrowed $1,100,000 from the Company at 6.00% interest. As of December 31, 2020 and 2019, there was a balance outstanding of $1,100,000 and $0, respectively. For the years ended December 31, 2020 and 2019, there was an outstanding interest receivable balance of $25,545 and $0, respectively.

●

Due from ChargeSavvy Real Estate – From time to time, the Company paid for expenses on behalf of ChargeSavvy Real Estate. The receivable is due on demand and non-interest bearing. As of December 31, 2020 and 2019, there was an outstanding receivable of $763,393 and $548,686, respectively.

11.	COMMITMENTS AND CONTINGENCIES

Litigation

The Company is subject to claims and contingencies related to lawsuits and other matters arising out to the normal course of business. Management believes the ultimate liabilities associated with such claims and contingencies, if any, is not likely to have material adverse effect on the financial position or results of the Company.

12.	SUBSEQUENT EVENTS

The Company evaluated all events or transactions that occurred after December 31, 2020 up through the date the financial statements were available to be issued. During this period, the Company did not have any material recognizable subsequent events required to be disclosed as of and for the year ended December 31, 2020 other than the following:

●	May 2021 (Dissolution of Subsidiary) – In May 2021, Charge Savvy Web LLC was dissolved.

●	June 2021 (PPP Forgiveness) – In June 2021, PPP loan payable outstanding as of December 31, 2020 was forgiven. The Company recognized the forgiveness of loan as other income in June 2021.

●

July 2021 (Equity Sale Transaction) – In July 2021, the Members of the Company entered into a Membership Interest Purchase Agreement with GreenBox POS whereby the Members of the Company sold entire membership interests to GreenBox POS for 1,000,000 shares of GreenBox POS common stock, a publicly traded company in NASDAQ. The transaction closed on July 13, 2021.

●	August 2021 (EIDL Loan) – The Company entered into and received Economic Injury Disaster Loan in the amount of $350,000. The loan provides for 30 year fully amortized with an interest rate of 3.75%.